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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE


        STAFFMARK, INC. ACQUIRES ADVANCE PERSONNEL SERVICE, INC.


FAYETTEVILLE, AR -- StaffMark, Inc. (NASDAQ/NM:STAF), a leading diversified personnel staffing company, announced today that it has completed the acquisition of Advance Personnel Service, Inc., a $6 million-a-year commercial staffing company based in Memphis, Tennessee. This represents StaffMark's fourth acquisition since its initial stock offering in the Fall of 1996. Advance Personnel will be accounted for as an asset purchase, and the Company expects this acquisition to have a positive impact on its 1997 EPS. Terms of the transaction were not disclosed.

"Advance Personnel is an excellent addition to StaffMark," said Clete T. Brewer, president and chief executive officer of StaffMark. "StaffMark currently has one office in Memphis. The addition of Advance Personnel strengthens our position in this fast growing Memphis market, and allows StaffMark to provide expanded service to our clients and employees."

"Advance Personnel was founded in the late 1980s by Anthony Tate, who will remain with the company in a management position," stated Brewer. "Anthony and his staff have developed an excellent reputation in the Memphis community and have significant contracts with several fortune 500 companies in the area. The Company has experienced growth in excess of 25% a year, which when combined with the strong client and employee base, makes Advance Personnel an attractive purchase for StaffMark."

StaffMark, Inc. is a leading provider of diversified staffing services to businesses, professional/medical niches, professional and service organizations, and governmental agencies, primarily in growth markets in the southeastern and southwestern United States. The Company operates 94 offices located in Arkansas, Colorado, Georgia, Missouri, North Carolina, Oklahoma, South Carolina, Tennessee, and Virginia.

This release contains forward-looking statements which involve risk and uncertainties with respect to growth opportunities and their impact on 1997 earnings. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of loss of existing customers, loss of key management, unexpected costs, or operational problems and those certain risk factors set forth under "Risk Factors" and elsewhere in the Company's Prospectus dated September 26, 1996, made under the Securities and Exchange Act of 1934.